Exhibit 99.1

(1) Ex-Sigma 2 LLC, a Delaware limited liability company (“Ex-Sigma 2”), delivered 4,823,572 shares of common stock, par value $0.0001 per share (“Common Stock”) of Exela Technologies, Inc. (“Exela”) and 273,475 shares of Series A Perpetual Convertible Preferred Stock, par value $0.0001 per share of Exela (“Preferred Stock”) to the purchasers of shares under the July 25, 2019 Stock Purchase Agreement in satisfaction of the purchase price adjustment contained therein.

(2) On February 21, 2020, Ex-Sigma 2 distributed 66,471,504 shares of Common Stock and 2,935,758 shares of Preferred Stock to Ex-Sigma LLC, a Delaware limited liability company (“Ex-Sigma”), Ex-Sigma 2’s sole equity owner. Ex-Sigma then distributed such shares pro rata to the holders of its Exchangeable Preferred Interests in accordance with their relative entitlement. The Exchangeable Preferred Interests are equity interests in Ex-Sigma LLC.  Ex-Sigma is the sole owner of Ex-Sigma 2 LLC (“ES2”), which is the largest holder of Exela Technologies, Inc. (the “Issuer”) stock.  At such time as Ex-Sigma receives a distribution of Common Stock from ES2 (and not prior to such time), the Exchangeable Preferred Interests are exchangeable into a number of shares of Common Stock equal to the purchase price of such Exchangeable Preferred Interests divided by $1.21 for certain classes of the Exchangeable Preferred Interests and $0.31 for certain other classes.

(3) HGM distributed 38,582,425 shares of Common Stock and 1,493,638 shares of Preferred Stock (the “First HGM Distribution”) on the following basis: first in settlement of certain claims members of Ex-Sigma LLC whom HGM reasonably believes are “accredited investors” as such term is defined in Regulation D of the Securities Act of 1933 (the “Securities Act”); second among the members of HGM pro rata in accordance with their respective entitlements, subject to further adjustments described below; third HGM agreed with certain of its members to exchange the Preferred Stock to be received for Common Stock at the rate of 1.2226 shares of Common Stock per share of Preferred Stock, representing the rate at which the Preferred Stock can be converted to Common Stock on the date of the exchange and fourth HGM negotiated additional adjustments to the distribution with certain of its members.  HGM also distributed 1,250,000 shares of Common Stock pursuant to a special allocation in connection with the formation of the Company in 2017 (the “HGM Management Fee Distribution” and together with the First HGM Distribution, the “HGM Distribution”).

(4) Each share of Series A Convertible Preferred Stock is convertible into the number of shares of Common Stock equal to the Applicable Conversion Rate (as defined in the Issuer’s Certificate of Designations, Preferences, Rights and Limitations of Series A Perpetual Convertible Preferred Stock (the “Certificate of Designation”)) in effect as of the date of such conversion. The shares of Series A Convertible Preferred Stock are convertible at any time.  The initial Applicable Conversion Rate is 1.2226 shares of Common Stock for each share of Preferred Stock, which rate will increase following the third anniversary of the date of issue, (x) at the election of the holder, or (y) at the election of the Company from and after the time that the weighted average price of the Common Stock equals or exceeds $24 for at least 5 consecutive days on which trading in the Common Stock generally occurs on the Nasdaq Stock Market. The shares of Series A Convertible Preferred Stock have no expiration date.

(5) The Exchangeable Preferred Interests were acquired on October 22, 2019, upon the exchange of a portion of the Reporting Person’s common units in Ex-Sigma LLC (“Ex-Sigma”), net of common units withheld to pay withholding taxes.

(6) Forty percent of the options will vest and become exercisable on August 31, 2020 and the remainder will vest and become exercisable on August 31, 2022.

(7) Forty percent of the options will vest and become exercisable on August 26, 2021 and the remainder will vest and become exercisable on August 26, 2023.